Exhibit 99.1

ARMSTRONG FLOORING REPORTS THIRD QUARTER 2021 RESULTS

Third Quarter 2021 Highlights

•	Net sales of $168.5 million

•	Net loss of $29.7 million

•	Adjusted EBITDA loss of $17.9 million

LANCASTER, Pa – November 4, 2021. Armstrong Flooring, Inc. (NYSE:AFI) (“Armstrong Flooring” or the “Company”) a leader in the design and manufacture of innovative flooring solutions, today reported financial results for the third quarter ended September 30, 2021.

Michel Vermette, President and Chief Executive Officer, commented, “During the third quarter we were able to grow our sales by approximately 8% year-over-year, and we continue to see strong demand for our products, carrying an order backlog of approximately $67 million into the fourth quarter. However, we experienced further supply chain disruptions and inflationary pressures that significantly impacted our profitability. While we are disappointed with our results, we are proactively taking measures to address these issues. To that point, we followed-up on our August price increase by announcing the largest set of comprehensive pricing actions in our history, which became effective November 1st. Additionally, we curtailed our capital expenditures and planned SG&A spend in the third quarter and have taken actions to continue to reduce this spend in the near term. Finally, we are continuing to work to address the disruptions to our supply chain and are expecting a large volume of incoming sourced material in the fourth quarter to help address our backlog and support our go-to-market transformation.”

Amy Trojanowski, Chief Financial Officer, stated, “As announced in our filings with the U.S. Securities and Exchange Commission today, we negotiated amendments to our Credit and Term Loan facilities, which will provide us financial covenant relief through at least December 31, 2021, and which will allow us to work with our lenders to evaluate options for long-term relief. We are in on-going discussions with our lenders and expect to make additional comments concerning these discussions before the end of this year. During the quarter, we took a concerted look at our Transformation Plan initiatives, electing to postpone certain marketing and merchandising activities, reducing planned SG&A in the quarter, and balancing this external spend with long-term strategic goals. In October we announced a temporary furlough and further headcount reductions which are expected to result in approximately $4 million of cost savings on a go-forward basis. These initiatives, along with our recently announced pricing actions, are designed to improve our financial position in the near-term.”

Mr. Vermette, added, “We are balancing these near-term initiatives with the long-term strategic goals of our multi-year Transformation Plan to expand our customer reach, simplify our portfolio and operations, and strengthen our capabilities. We are pleased to have an established direct residential salesforce and to have launched several new products that have been well received by our customers and the market. Looking ahead, our focus into 2022 is to capture the return on these investments while addressing recent financial obstacles and continuing to optimize our cost structure.”

Third Quarter 2021 Results

	Three Months Ended September 30,
(Dollars in millions except per share data)	2021	2020	Change
Net sales	$168.5	$156.6	7.6%
Operating income (loss)	(28.8)	(10.1)	185.1%
Net income (loss)	(29.7)	(11.7)	153.8%
Diluted earnings (loss) per share	$(1.34)	$(0.53)	N/M
Adjusted EBITDA	(17.9)	2.8	N/M
Adjusted EBITDA margin	(10.6)%	1.8%	N/M
Adjusted net (loss)	(31.0)	(11.3)	N/M
Adjusted diluted (loss) per share	(1.40)	(0.51)	N/M

Net sales in the third quarter increased 7.6% to $168.5 million compared to $156.6 million in the third quarter of 2020, reflecting growth in the Company’s North American, China, and Australian business. In North America, recent pricing initiatives and favorable product mix offset slower supply chain related end-of-quarter volumes in Commercial and Residential channels, while sales recovery from the pandemic drove improved results in the Company’s China and Australian businesses.

Operating loss in the third quarter was $28.8 million compared to a loss of $10.1 million in the third quarter of 2020, primarily the result of cumulative inflation in our product costs along with higher domestic and ocean freight, which continued to outpace pricing actions resulting in lower gross profit compared to the prior year. Third quarter operating results were hampered by an additional $21 million of inflation when compared to the third quarter of 2020, with pricing initiatives serving to offset approximately 43% of these costs. Selling, general, and administrative expenses were $41.7 million for the quarter, versus $37.7 million in the third quarter 2020, with the increase reflective of more normalized spend versus pandemic levels in the prior year. Year-over-year increases were mainly attributable to $3.6 million in higher cost associated with salaries, benefits and normalized travel for our expanded sales force and higher marketing and merchandising expenses associated with our change in go-to-market, $2.5 million in normalized corporate support expenses, partially offset by $2.1 million of lower IT and consulting spend, along with the benefits of lower facility costs associated with the Company’s headquarter relocation completed in the first half of 2021.

Net loss in the third quarter of 2021 was $29.7 million, or diluted loss per share of $1.34, compared to a net loss of $11.7 million, or diluted loss per share of $0.53, in the third quarter of 2020. Adjusted net loss was $31.0 million, or adjusted diluted loss per share of $1.40, compared to an adjusted net loss of $11.3 million, or adjusted diluted loss per share of $0.51, in the prior year quarter.

Third quarter 2021 adjusted EBITDA was a loss of $17.9 million, compared to adjusted EBITDA of $2.8 million in the prior year quarter. The difference in adjusted EBITDA was primarily due to higher input costs, driven by the inflationary impacts of both raw materials and shipping costs, along with higher selling, general & administrative expenses in 2021, as well as lower operating expenses in the third quarter 2020, due to the COVID-19 related environment.

Liquidity and Capital Resources Update

At September 30, 2021, the Company had total liquidity of approximately $76.8 million including $14.9 million of cash plus availability under its credit facilities. The Company’s Net Debt on September 30, 2021, was $59.2 million.

Webcast and Conference Call

The Company will hold a live webcast and conference call to review financial results and conduct a question-and-answer session on Friday, November 5, 2021 at 8:30 a.m. ET. The live webcast will be available in the Investors section of the Company’s website at www.armstrongflooring.com. For those unable to access the webcast, the conference call will be accessible by dialing 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available for 90 days, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13724622.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire beauty wherever your life happens. Headquartered in Lancaster, Pennsylvania, Armstrong Flooring continually builds on its resilient, 150-year legacy by delivering on its mission to create a stronger future for customers through adaptive and inventive solutions. The company safely and responsibly operates seven manufacturing facilities globally, working to provide the highest levels of service, quality, and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding discussions with our lenders regarding financial covenant relief under our credit and term loan facilities. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated, or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Matt McColgan

Treasurer & Head of Investor Relations

ir@armstrongflooring.com

Media:

Alison van Harskamp

Director, Corporate Communications

communications@armstrongflooring.com

Armstrong Flooring, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2021	2020	2021	2020
Net sales	$168.5	$156.6	$485.5	$440.9
Cost of goods sold	155.6	129.0	431.5	365.3

Gross profit	12.9	27.6	54.0	75.6
Selling, general and administrative expenses	41.7	37.7	119.3	104.6
Gain on sale of property	—	—	(46.0)	—

Operating income (loss)	(28.8)	(10.1)	(19.3)	(29.0)
Interest expense	2.6	2.8	8.9	4.6
Other expense (income), net	(2.3)	(1.5)	(6.7)	(2.4)

Income (loss) before income taxes	(29.1)	(11.4)	(21.5)	(31.2)
Income tax expense (benefit)	0.6	0.3	0.5	—

Net income (loss)	$(29.7)	$(11.7)	$(22.0)	$(31.2)

Basic earnings (loss) per share of common stock:
Basic earnings (loss) per share of common stock	$(1.34)	$(0.53)	$(1.00)	$(1.42)
Diluted earnings (loss) earnings per share of common stock:
Diluted earnings (loss) per share of common stock	$(1.34)	$(0.53)	$(1.00)	$(1.42)

Armstrong Flooring, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(In millions)	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$14.9	$13.7
Accounts and notes receivable, net	47.8	43.0
Inventories, net	128.6	122.9
Prepaid expenses and other current assets	20.1	12.9
Assets held-for-sale	—	17.8

Total current assets	211.4	210.3
Property, plant and equipment, net	233.7	246.9
Operating lease assets	18.9	8.5
Intangible assets, net	14.0	19.0
Deferred income taxes	4.4	4.4
Other noncurrent assets	11.5	4.4

Total assets	$493.9	$493.5

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$5.9	$5.5
Current installments of long-term debt (a)	67.3	2.9
Trade account payables	89.2	78.5
Accrued payroll and employee costs	18.3	14.8
Current operating lease liabilities	2.7	2.7
Other accrued expenses	21.1	17.7

Total current liabilities	204.5	122.1
Long-term debt (a)	0.9	71.4
Noncurrent operating lease liabilities	17.2	5.8
Postretirement benefit liabilities	54.2	55.6
Pension benefit liabilities	4.5	4.6
Deferred income taxes	1.5	2.4
Other long-term liabilities	7.7	9.0

Total liabilities	290.5	270.9

Commitments and contingencies
Stockholders’ equity:
Common stock	—	—
Preferred stock	—	—
Treasury stock	(85.8)	(87.1)
Additional paid-in capital	678.0	677.4
Accumulated deficit	(330.4)	(308.4)
Accumulated other comprehensive (loss)	(58.4)	(59.3)

Total stockholders’ equity	203.4	222.6

Total liabilities and stockholders’ equity	$493.9	$493.5

(a)	Net of unamortized debt issuance costs. The Company has reclassified certain long-term debt to current at September 30, 2021.

Armstrong Flooring, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Month Ended September 30,		Nine Months Ended September 30,
(In millions)	2021	2020	2021	2020
Cash flows from operating activities:
Net income (loss)	$(29.7)	$(11.7)	$(22.0)	$(31.2)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	10.3	11.1	33.3	32.0
Inventory write down	—	—	1.2	—
Deferred income taxes	0.2	(0.3)	(0.5)	(0.9)
Stock-based compensation expense	0.6	0.7	2.0	2.0
Gain on sale of property	—	—	(46.0)	—
Gain from long-term disability plan change	—	—	—	(1.1)
U.S. pension expense (income)	(1.8)	0.9	(5.3)	2.8
Other non-cash adjustments, net	0.5	0.1	0.8	0.6
Changes in operating assets and liabilities:
Receivables	3.3	1.5	(10.3)	(7.7)
Insurance receivable	3.8	—	3.8	—
Inventories	(5.2)	(7.0)	(7.4)	(18.0)
Accounts payable and accrued expenses	18.7	(4.2)	24.4	11.2
Insurance liability	(3.8)	—	(3.8)	—
Income taxes payable and receivable	—	—	—	—
Other assets and liabilities	(5.8)	(0.5)	(10.8)	(6.0)

Net cash provided by (used for) operating activities	(8.9)	(9.4)	(40.6)	(16.3)

Cash flows from investing activities:
Purchases of property, plant and equipment	(5.0)	(4.3)	(16.1)	(15.2)
Proceeds from sale of assets	—	0.1	65.4	0.1

Net cash provided by (used for) investing activities	(5.0)	(4.2)	49.3	(15.1)

Cash flows from financing activities:
Proceeds from revolving credit facility	20.8	1.9	70.1	43.1
Payments on revolving credit facility	(5.3)	—	(55.4)	(79.2)
Issuance of long-term debt	—	—	0.2	70.0
Financing costs	—	(0.5)	—	(7.4)
Payments on long-term debt	(1.0)	(0.1)	(22.1)	(0.2)
Value of shares withheld related to employee tax withholding	(0.1)	—	(0.2)	—

Net cash provided by (used for) financing activities	14.4	1.3	(7.4)	26.3

Effect of exchange rate changes on cash and cash equivalents	(0.2)	0.4	(0.1)	0.2

Net increase (decrease) in cash and cash equivalents	0.3	(11.9)	1.2	(4.9)
Cash and cash equivalents at beginning of year	14.6	34.1	13.7	27.1

Cash and cash equivalents at end of period	$14.9	$22.2	$14.9	$22.2

Armstrong Flooring, Inc. and Subsidiaries

Reconciliation of Free Cash Flow to Net Cash Provided by (Used for) Operating Activities (unaudited)

	Three Month Ended September 30,		Nine Months Ended September 30,
(In millions)	2021	2020	2021	2020
Net cash provided by (used for) operating activities	$(8.9)	$(9.4)	$(40.6)	$(16.3)
Less: Capital expenditures	(5.0)	(4.3)	(16.1)	(15.2)
Add: Proceeds from asset sales	—	0.1	65.4	0.1

Free cash flow	$(13.9)	$(13.6)	$8.7	$(31.4)

Free cash flow is a non-GAAP financial measure and consists of Net cash provided by (used for) operating activities less capital expenditures net of proceeds from asset sales. The Company’s management believes Free cash flow is meaningful to investors because management reviews Free cash flow in assessing and evaluating performance. However, this measure should be considered in addition to, rather than a substitute for Cash flows provided by (used for) operating activities provided in accordance with GAAP. The Company’s method of calculating Free cash flow may differ from methods used by other companies and, as a result, Free cash flow may not be comparable to other similarly titled measures disclosed by other companies.

Armstrong Flooring, Inc. and Subsidiaries

Reconciliation of Net Debt to Total Debt Outstanding (unaudited)

(In millions)	September 30, 2021	December 31, 2020
Total debt outstanding:
Short-term debt	$5.9	$5.5
Current installments of long-term debt (a)	67.3	2.9
Long-term debt (a)	0.9	71.4

Total debt outstanding	74.1	79.8
Less: Cash and cash equivalents	14.9	13.7

Net debt	$59.2	$66.1

(a)	Net of unamortized debt issuance costs. The Company has reclassified certain long-term debt to current at September 30, 2021.

Net debt is a non-GAAP financial measure and consists of total debt outstanding reduced by cash and cash equivalents. The Company‘s management believes Net debt is meaningful to investors because management reviews Net debt in assessing and evaluating performance. However, this measure should be considered in addition to, rather than as a substitute for total debt outstanding in accordance with GAAP. The Company’s method of calculating Net debt may differ from methods used by other companies and, as a result, Net debt may not be comparable to other similarly titled measures disclosed by other companies.

Armstrong Flooring, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2021	2020	2021	2020
Net income (loss)	$(29.7)	$(11.7)	$(22.0)	$(31.2)
Add-back (deduct) business transformation items:
Site exit costs	0.2	—	1.0	—
Legacy legal matter	0.2	—	0.2	—
Additional costs related to business transformation initiatives	—	1.5	—	1.9
Gain on sale of South Gate property	—	—	(46.0)	—
Canadian Pension Settlement Charge	—	—	0.2	—
U.S. Pension expense	0.2	0.6	0.7	1.9
Other (income) expense, net	(2.3)	(1.5)	(6.7)	(2.4)
Tax impact of adjustments (at statutory rate)	0.4	(0.2)	12.7	(0.4)

Adjusted net income (loss)	$(31.0)	$(11.3)	$(59.9)	$(30.2)

Adjusted diluted earnings (loss) per share	$(1.40)	$(0.51)	$(2.73)	$(1.38)

Adjusted net income (loss) is a non-GAAP financial measures and consists of Net income (loss) adjusted to remove the impact of business transformation items, U.S. pension expense, other (income) expense, net; and adjust such items for the related tax impacts. Adjusted diluted earnings (loss) per share is a non-GAAP financial measure and consists of Adjusted net income (loss) divided by weighted average diluted shares outstanding for the corresponding period. The Company’s management believes Adjusted net income (loss) and Adjusted diluted earnings (loss) per share are meaningful to investors because management reviews Adjusted net income (loss) and Adjusted diluted earnings (loss) per share in assessing and evaluating performance. However, these measures should be considered in addition to, rather than a substitute for Net income (loss) and Diluted earnings (loss) per share provided in accordance with GAAP. The Company’s method of calculating Adjusted net income (loss) and Adjusted diluted earnings (loss) per share may differ from methods used by other companies and, as a result, Adjusted net income (loss) and Adjusted diluted earnings (loss) per share may not be comparable to other similarly titled measures disclosed by other companies.

Armstrong Flooring, Inc. and Subsidiaries

Reconciliation of Adjusted EBITDA to Net Income (Loss) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2021	2020	2021	2020
Net income (loss)	$(29.7)	$(11.7)	$(22.0)	$(31.2)
Add-back (deduct):
Income tax expense (benefit)	0.6	0.3	0.5	—
Other (income) expense, net	(2.3)	(1.5)	(6.7)	(2.4)
Interest expense	2.6	2.8	8.9	4.6

Operating (loss)	(28.8)	(10.1)	(19.3)	(29.0)
Add-back: Depreciation and amortization expense	10.3	11.1	33.3	32.0
Add-back: U.S. Pension expense	0.2	0.6	0.7	1.9
Add-back (deduct) Business transformation items:
Site exit costs	0.2	—	1.0	—
Legacy legal matter	0.2	—	0.2	—
Additional costs related to business transformation initiatives	—	1.2	1.2	3.1
Gain on sale of South Gate property	—	—	(46.0)	—

Adjusted EBITDA	$(17.9)	$2.8	$(28.9)	$8.0

Adjusted EBITDA is a non-GAAP financial measure and consists of Net income (loss) adjusted to remove the impact of income tax expense (benefit), other (income) expense, interest expense, depreciation and amortization expense, U.S. pension expense and business transformation items. The Company‘s management believes Adjusted EBITDA is meaningful to investors because management reviews Adjusted EBITDA in assessing and evaluating performance. However, this measure should be considered in addition to, rather than as a substitute for Net income (loss) provided in accordance with GAAP. The Company’s method of calculating Adjusted EBITDA may differ from methods used by other companies and, as a result, Adjusted EBITDA may not be comparable to other similarly titled measures disclosed by other companies.